Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

FORRESTER RESEARCH, INC.

Forrester Research, Inc. (hereinafter called the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The present name of the corporation is Forrester Research, Inc., which is the name under which the corporation was originally incorporated, and the date of filing of the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware was February 16, 1996.

SECOND: This Certificate of Amendment to Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The text of Article X of the Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

ARTICLE X

1. Number of Directors. The number of directors of this corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, this corporation’s by-laws.

2. Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the by-laws of this corporation.

3. Terms of Office. Except as otherwise provided in this Certificate of Incorporation or this corporation’s by-laws, the term of office of each director who is in office immediately prior to the closing of the polls for the election of directors at the 2018 annual meeting of stockholders shall expire at such time. From and after the 2018 annual meeting of stockholders, each director shall be elected to serve for a term ending on the date of the next annual meeting of the stockholders; provided, that the term of each director shall be subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

4. Removal. Directors of this corporation may be removed with or without cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of this corporation issued and outstanding and entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.

5. Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this corporation’s certificate of incorporation relating to the rights of the holders of any class or series of this corporation’s preferred stock to elect additional directors under specified circumstances, any vacancy in the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, shall be filled only by a vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

6. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meetings of stockholders shall be given in the manner provided by the by-laws of this corporation.

7. Amendments to Article. Notwithstanding any other provisions of law, this Certificate of Incorporation or the by-laws of this corporation, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of this corporation issued and outstanding and entitled to vote generally in the election of director shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article X.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation to be executed this 23rd day of May, 2017, in its name and on its behalf by its Chief Legal Officer and Secretary pursuant to Section 103 of the General Corporation Law of the State of Delaware.

FORRESTER RESEARCH, INC.

/s/ Ryan D. Darrah
Ryan D. Darrah
Chief Legal Officer and Secretary

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